Analysis of Financial Condition and Operating Results

   Martin Marietta continued in excellent overall financial condition during 1994, maintaining adequate capital resources to operate, compete and grow in anincreasingly challenging and competitive marketplace. The Corporation had record earnings from operations of $978 million, a 24% increase over 1993 on sales of $9.87 billion. The Corporation's 1994 after-tax earnings before cumulative effect of accounting changes increased 41% from 1993. Fully diluted earnings pershare for the year were $5.05, up from the $3.80 reported for 1993 (before accounting changes). These increases in earnings and earnings per share were achieved despite an increase in the Corporation's effective income tax rate in 1994. The 1994 results include the effect of two significant nonrecurring transactions: a $118 million gain from the February 1994 initial public offering of Martin Marietta Materials, Inc. common stock; and the receipt of a $50 million termination fee pursuant to a proposed acquisition of Grumman Corporation. The Corporation's results include the operations of the former Space Systems Division of General Dynamics Corporation since its acquisition in May 1994, and the operations of the former aerospace and certain other businesses of General Electric Company since its combination with the Corporation in April 1993. The Corporation's backlog of undelivered orders was $16.6 billion at year-end.

   The Corporation's debt-to-capitalization ratio was reduced from 39% at December 31, 1993 to 29% at December 31, 1994, with total shareowners' equity reaching a record $3.4 billion. In July, the Board of Directors increased the annual dividend on common stock by six cents, or 6.7%, effective in the third quarter of 1994. Martin Marietta's return on average shareowners' equity for 1994 was 20%.

   In February 1994, Martin Marietta Materials, Inc. ("Materials") sold through an underwritten initial public offering approximately 8.8 million shares of its common stock. After the public sale, the Corporation, through its wholly owned subsidiary, Martin Marietta Technologies, Inc. ("Technologies"), owns approximately 81% of the outstanding common stock. A portion of the proceeds was used to defease in substance $125 million of long-term debt. The Corporation recognized



                              1 of 15
a gain of $118 million from the IPO. Additional information regarding these transactions is presented in Note N to the consolidated financial statements.

   In keeping with the Corporation's key strategy of pursuing of acquisition and consolidation opportunities in the changing aerospace and defense marketplace, the Corporation entered into an Agreement and Plan of Merger with Grumman Corporation ("Grumman") in March 1994, and made an offer to purchase for cash all outstanding shares of its common stock. Grumman subsequently accepted a competing offer, and the Corporation received $50 million, plus reimbursement of expenses, from Grumman pursuant to the termination provisions of the Agreement and Plan of Merger.

   In December 1993, the Corporation signed an agreement to purchase the Space Systems Division of General Dynamics Corporation ("General Dynamics") for approximately $160 million in cash. This acquisition, which was effective May 1, 1994, allowed the Corporation to enter the intermediate-lift space launch vehicle market with the Atlas series of launch vehicles. The acquisition was accounted for under the purchase method of accounting, with operating results included with those of the Corporation beginning on the closing date.

    On August 29, 1994, the Corporation, Lockheed Corporation ("Lockheed"), and Lockheed Martin Corporation ("Lockheed Martin") entered into an Agreement and Plan of Reorganization whereby the Companies would merge through an exchange of stock (the
"Combination").  On January 11, 1995, the Federal Trade
Commission ("FTC") announced it would not challenge the Combination based upon a provisionally accepted Consent Order that is subject to final review at the expiration of a public comment period on March 28, 1995. The Combination is subject to, among other things, the approvals of the shareholders of both Martin Marietta and Lockheed and is expected to close in the first quarter of 1995. Additional information regarding the proposed transaction is contained in "Pending Combination with Lockheed Corporation".

                              2 of 15

Business Environment

   Martin Marietta's major business units principally serve government and commercial customers in the aerospace and defense markets. These markets are increasingly affected by global and regional economic and political conditions, in addition to the unique characteristics of the defense and aerospace industries.

   The Corporation's defense and aerospace businesses are intensely competitive and are subject to uncertainties, including those resulting from changes in federal budget priorities, particularly the size and scope of the national defense and space budgets. Since 1985, the Federal defense budget for research, development, test and evaluation, and procurement activities has been reduced by almost two-thirds in real terms. This has caused the participants in these industries to examine opportunities to consolidate in order to maintain or improve operating efficiencies. In recent years, Martin Marietta has been an active participant in the consolidation of these industries, resulting in the combination with the former aerospace businesses of General Electric Company in 1993 (the "GE Transaction") and the acquisition of the Space Systems Division of General Dynamics in 1994. These transactions have helped to more broadly diversify the Corporation's programs and to emphasize high-priority programs and systems which lessen the exposure to continued defense- and space-related spending reductions.

A new phase in the consolidation of the aerospace and defense industries is now underway whereby successful companies are seeking to position themselves to be competitive over several key industry segments and expand in complementary markets. In that regard, in August 1994, Martin Marietta agreed to combine its operations with those of Lockheed as a "merger of equals" through a tax-free exchange of stock. As described above, this combination will result in the formation of a new company, Lockheed Martin.

   Despite these actions, uncertainty continues to exist regarding the size and scope of future defense and space budgets and the resulting impact on specific programs. Some of the Corporation's products and programs have been subject to stretch-out, curtailment or termination. Ultimate spending reductions and funding limitations could result in cancellations, deferrals or delays in existing or emerging programs. Aerospace and defense businesses also have been adversely affected by


                              3 of 15
department of Defense procurement methods requiring greater investments in certain new programs, the recoverability of which is sometimes dependent upon future orders or the exercise of negotiated production options. The Corporation's consolidated financial statements reflect the resulting increased demand on working capital. Changes in federal income tax laws in recent years have also increased tax rates and accelerated cash payments for taxes relating to long-term contracts.

   In September 1993, the Corporation announced a facilities consolidation plan that is expected to reduce operating costs by $1.5 billion over five years. Under the plan, approximately five million square feet of capacity is being eliminated at facilities in various locations. The consolidation plan, which focused on facilities, was concurrent with ongoing actions addressing employment levels. The estimated cost of restructuring and integrating the former GE Aerospace operations into the Corporation was recognized as part of the purchase price allocation.

   Certain of Martin Marietta's U.S. Air Force launch vehicle contracts contain mission success incentive provisions that could significantly impact the future profitability of these programs. The provisions enable the Corporation to earn fees for successful flights, but also significantly reduce fee availability in the event of unsuccessful missions. Martin Marietta's commercial launch vehicle business contains marketing, pricing and other associated risks. Also, the terms of certain of the Corporation's Department of Energy ("DOE") contracts provide the opportunity to increase significantly the fee earned by the Corporation based upon its performance while assuming a higher level of accountability for its activities in managing DOE facilities.

   As a U.S. Government contractor, the Corporation's government contracts and operations are subject to government investigations. The government may investigate and make inquiries of the Corporation's business practices and conduct audits of contract performance and cost classification. These investigations may lead to claims which have been or may be asserted against the Corporation. Under U.S. Government procurement regulations and practice, an indictment of a government contractor could result in the contractor being fined, suspended for a period of time from eligibility for bidding


                              4 of 15
on, or for award of, new government contracts; a conviction could result in debarment for a specified term from government contracts. Although the outcome of such investigations and inquiries cannot be predicted, in the opinion of management there are no claims, audits or investigations pending against the Corporation that are likely to have a material adverse effect on either the Corporation's business or its consolidated financial position or results of operations.

   In addition to its core aerospace and defense businesses, Martin Marietta also serves military and civil government and commercial customers in the information, communications and launch service businesses. The Corporation also participates in the construction aggregates and specialty chemical businesses through its 81% ownership of Materials. The Corporation has in recent years expanded its participation in civil and commercial markets to mitigate slow economic growth and to respond to pressures to reduce public sector spending levels. The construction aggregates business of Materials is sensitive to regional economic conditions and to cyclical swings in construction spending and changes in levels of federal and state governments' infrastructure-related spending. Materials' aggregates markets are concentrated principally in the Southeast and Midwest and therefore are dependent upon the economic conditions in those regions. Materials continues to take advantage of strategic acquisition opportunities that may arise in the construction aggregates industry. On January 3, 1995, Materials acquired substantially all of the assets of the construction aggregates business of Dravo Corporation for approximately $122 million. The transaction has not been reflected in the Corporation's 1994 consolidated financial statements, but will be accounted for under the purchase method of accounting in 1995.

Environmental Matters

   The Corporation is a party to various proceedings related to environmental clean-up issues, including matters at various sites where it has been designated a Potentially Responsible Party
(PRP) by the U.S. Environmental Protection Agency. In the event the Corporation is ultimately found to have liability at those

                              5 of 15
sites where it has been designated a PRP, the Corporation anticipates that the actual burden for the costs of remediation will be shared with other liable PRP's. Generally, PRP's that are ultimately determined to be responsible parties are strictly liable for site clean-ups and usually agree among themselves to share, on an allocated basis, the costs and expenses for investigation and remediation of hazardous materials. Under existing environmental laws, however, responsible parties are jointly and severally liable and, therefore, the Corporation is potentially liable for the full cost of funding such remediation. In the unlikely event that the Corporation were required to fund the entire cost of such remediation, the statutory framework provides that the Corporation may pursue rights of contribution from the other PRPs. Among the variables management must assess in evaluating costs associated with these sites are changing cost estimates, continually evolving government environmental standards and cost allowability issues. Therefore, the nature of these environmental matters makes it extremely difficult to estimate the timing and amount of any future costs that may be necessary for remedial measures.

   The Corporation currently is unable to predict the outcome of these matters, inasmuch as the actual costs of remedial actions have not been determined and the allocation of liabilities among parties that ultimately may be found liable remains uncertain. The Corporation records appropriate financial statement accruals for environmental issues in the period in which liability is established and the amounts can reasonably be estimated. The Corporation's accrued liability was approximately $50 million at December 31, 1994. Management believes, however, that it is unlikely that any additional liability it may incur for known environmental issues would have a material adverse effect on its consolidated financial position or results of operations.

   The Audited Consolidated Financial Statements and related information should be read in conjunction with the following review.

Pending Combination with Lockheed Corporation

   On August 29, 1994, Martin Marietta, Lockheed and Lockheed Martin (collectively, the "Companies") entered into an Agreement and Plan of Reorganization whereby the Companies would merge through an exchange of stock (the "Combination"). On January
11, 1995, the FTC announced it would not challenge the Combination based upon a provisionally accepted Consent Order that is subject to final review at the expiration of a public comment period on March 28, 1995. The Consent Order prohibits the the Companies from enforcing the exclusivity provisions of certain teaming arrangements with other parties, from sharing proprietary information about competitors between certain components of the Companies, and from modifying any of the Companies' products in a discriminatory manner.
The Combination is subject to, among other things, the approvals of the shareholders of both Martin Marietta and Lockheed.

                              6 of 15

The Combination, which is expected to close in the first quarter of 1995, will constitute a tax-free reorganization and qualify for the pooling of interests method of accounting. Under this accounting method, the assets and liabilities of Martin Marietta and Lockheed will be carried forward to Lockheed Martin at their historical recorded bases. Results of operations of Lockheed Martin for 1995 will include the results of both Martin Marietta and Lockheed for the entire fiscal year. When consummated, the reported balance sheet amounts and results of operations of the separate corporations for prior periods will be combined, reclassified and conformed, as appropriate, to reflect the combined balance sheets and results of operations for Lockheed Martin. The managements of Martin Marietta and Lockheed currently estimate that costs and expenses which are expected to be incurred in connection with consummating the Combination and integrating the operations of the two Corporations could total approximately $850 million. See Note B to the consolidated financial statements. It is anticipated that a significant part of these costs and expenses will result in charges to the earnings of Lockheed Martin. The exact timing of these charges cannot be determined this time; however, it is anticipated that plans and decisions will be completed and a substantial portion of the related charges recorded in 1995.

   Both Martin Marietta and Lockheed are parties to certain class action lawsuits filed on behalf of the stockholders of each corporation. On January 30, 1995, the parties reached an oral agreement in principle with respect to the terms of a proposed settlement of such claims, subject to the execution and delivery of a mutually-satisfactory stipulation of settlement.
Among other things, the proposed settlement contemplates that Lockheed Martin will pay a regular quarterly dividend on its common stock of $0.40 (rather than $0.35, as otherwise contemplated) per share for each of the first three quarters after consummation of the Combination and approval of the settlement in which the post-combination earnings (excluding nonrecurring restructure costs and extraordinary charges and transaction expenses) is sufficient to pay such a dividend.




                              7 of 15

Liquidity and Capital

   Net working capital increased by $311 million over the previous year to $949 - million at December 31, 1994. Shareowners' equity reached a record $3.4 billion at December 31, 1994, an increase of $494 million over the prior year-end. Long-term debt was $1.35 billion at year-end, and the ratio of long-term debt to total capitalization was 29% at December 31, 1994, compared with 39% a year earlier.
The debt-to-capitalization ratio reduction reflects the repayment of $300 million of payment obligations in December 1994 as well as the defeasance in substance of the $125 million 9.5% Notes in February 1994.

   Net cash flow provided by operating activities was $753 million in 1994, $640 million in 1993 and $678 million in 1992. The 1994 cash flow was principally from operating earnings before deducting non-cash charges for depreciation, deferred taxes and intangibles amortization, net of working capital increases. The 1993 cash flow was principally from earnings before deducting non-cash charges for depreciation, depletion and amortization and accounting changes, net of income tax payments of $261 million made during the year. The cash flow from operating activities in 1992 was principally from earnings, depreciation and decreases in receivables and inventories, net of changes in deferred revenue and $183 million in income tax payments made during the year.

   Net capital expenditures were $269 million in 1994, $215 million in 1993 and $171 million in 1992. In December 1994, the Board of Directors approved new capital authorizations of $345 million. Net proceeds of $189 million were generated from the initial public offering of common stock of Materials.
Acquisition activities during 1994 (acquisition of General Dynamics' Space Systems Division and receipt of the Grumman termination fee) resulted in a net use of funds of
$125 million.   Approximately $136 million of the IPO cash
proceeds was used to defease in substance $125 million of 9.5% Notes due in 1995, and the Corporation also repaid $300 million of payment obligations assumed in connection with the GE Transaction. In 1993, net cash consideration of $883 million was paid to GE in connection with the GE Transaction. Cash flow of $109 million was generated in 1993 primarily from the sale of the majority of the Corporation's portfolio of marketable investment securities. In December 1993, the Corporation defeased in


                              8 of 15
defeased in substance $103 million of payment obligations assumed in connection with the GE Transaction.

Capital Structure and Resources

Martin Marietta's internal cash flows and access to capital markets are expected to continue to be sufficient to provide the capital resources necessary to support operating needs and cover debt service requirements. The Corporation's senior debt (which is issued through Technologies and guaranteed by Martin
Marietta) is rated A by Standard & Poor's, A3 by Moody's and A by Duff & Phelps. Martin Marietta's commercial paper is rated A-1 by Standard & Poor's, P-2 by Moody's and Duff-1 by Duff & Phelps.

   Technologies has an $800-million revolving credit facility guaranteed by Martin Marietta which expires on March 31, 1996. This borrowing facility may be used for general corporate purposes. At December 31, 1994, no amounts were outstanding under the credit facility. If the proposed combination with Lockheed is consummated, it is anticipated that this credit facility will be terminated prior to consummation of the combination and that Lockheed Martin will obtain its own credit facility. Technologies also has a shelf registration on file with the Securities and Exchange Commission for the offering of up to $300 million of debt securities, which may be issued from time to time. Such debt securities, if issued, would be obligations of Technologies that would be fully and unconditionally guaranteed by Martin Marietta. The Corporation's ability to issue such debt securities at any time is dependent, among other things, upon market conditions.


   In 1994, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." This Statement prescribes various types of disclosures based on the purpose for which derivatives are used. Martin Marietta occasionally purchases foreign currency forward contracts to protect the value of a foreign-denominated bid or contract. These financial

                              9 of 15
instruments are not used for speculative purposes. The financial exposure related to these instruments at December 31, 1994 is insignificant.

   Under a 1993 authorization from the Board of Directors, the Corporation may repurchase approximately 32.4 million shares of its common stock, for use in connection with the Corporation's Amended Omnibus Securities Award Plan, Performance Sharing Plan and for general corporate purposes. No shares were repurchased by the Corporation during 1994 or 1993.

    As more fully described in Note H to the consolidated financial statements, the Corporation adopted a Stockholder
Rights Plan during 1994 pursuant to which the Corporation distributed one Common Stock Purchase Right with respect to each share of its Common Stock outstanding as of the close of business on September 9, 1994, and to each additional share issued thereafter.

Backlog


   The Corporation's firm backlog of undelivered orders was $16.6 billion at December 31, 1994, compared with $16.7 billion at December 31, 1993 and $8.9 billion at December 31, 1992. Approximately $9.9 billion, or 59%, of the undelivered orders at December 31, 1994, are not expected to be filled within one year.

   Reported backlog at December 31, 1994, does not include approximately $4.5 billion of negotiated and priced, but unexercised, production options for certain of the Corporation's major aerostructure and satellite contracts and for various electronics, space, information and services programs. The exercise of these options is at the discretion of the customer and, in the case of U.S. Government contracts, dependent on future government funding.

    Reported backlog also does not include approximately $9 billion in equivalent sales under the Corporation's DOE management and operations contracts, since the management fee earned is the only item reflected in the consolidated financial statements. The underlying incurred costs associated with operating these DOE facilities are not reflected in any way in the Corporation's reported sales. Martin Marietta has contracts to manage DOE facilities in Tennessee, Kentucky,



                             10 of 15

Ohio, Florida, New Mexico, California and New York. Management fees earned with respect to DOE management and operations contracts are reflected with the Corporation's Energy and Other activities for segment reporting purposes.














                             11 of 15


Results of Operations

 Net Sales and Operating Profit by Industry Segment
 (millions)



                                       Net Sales                  Operating Profit
                                1994     1993      1992*        1994    1993   1992*

 Electronics                   $3,869    $3,931    $1,906        $386    $341    $156

 Space                          3,496      3,442    3,054         339     254     310

 Information                    1,523      1,213      395         126     115      19

 Services                         480        458       80          29      28       2

 Materials                        502        453      408          97      77      59

 Energy and Other                 143        117      122          80      43      45
                                  ---        ---      ---          --      --      --
                               10,013      9,614    5,965       1,057     858     591

 Intersegment sales              (139)      (178)     (11)
                                 ----       ----      ---
 Total operating segments      $9,874     $9,436   $5,954
                               ======     ======   ======
 Corporate                                                        134**   (31)    (26)

 Investments                                                       (4)      8       5

 Interest expense                                                (115)   (110)    (58)
                                                                  ---     ---     ---
 Earnings before Taxes on Income and Cumulative Effect
    of Accounting Changes                                      $1,072    $725    $512
                                                               ======    ====    ====


* Certain amounts for the prior periods have been reclassified to conform with the 1994 presentation.
** Includes $118 million net pretax gain from the Materials' initial public offering and $50 million acquisition termination fee received from Grumman Corporation.


Net sales were approximately $9.9 billion in 1994 and $9.4 billion in 1993. Net sales increased $438 million, or 5%, in 1994 and $3.48 billion, or 58%, in 1993. Results of the former aerospace and other businesses of GE have been included with those of the Corporation since completion of the combination in April 1993.

   The Electronics Group, with 1994 sales of $3.9 billion, had a sales decrease of $62 million, or 2%, in 1994. Sales in 1993 were $3.9 billion, or 106% higher, than in the previous year. In 1994, sales gains from the performance of Government Electronic Systems were offset by sales declines at Electronics and Missiles, Ocean, Radar & Sensor Systems and Postal Systems. The 1993 gains


                             12 of 15
reflect the inclusion of the former GE Aerospace units, particularly the Ocean, Radar & Sensor Systems,
Government Electronic Systems and Defense Systems units. The increased sales from those units was reduced by 1993 sales declines from Postal Systems and the Group's LANTIRN targeting and navigation system.

   The Space Group had 1994 sales of $3.5 billion, which were $54 million, or 2% higher than in 1993. Sales in 1993 were $3.4 billion, which were $388 million, or 13%, greater than in 1992. The Air Force Titan IV program, which had a sales decline of 21% in 1994 after a 7% increase in 1993, was the principal contributor to the Group's total sales and earnings in both years. The $11.2-billion Titan IV fixed-price-incentive program is the Corporation's largest and contributed 1994 sales of $1.22 billion. Sales from the Group's Astro Space unit was the principal reason for the 1994 sales gain. In 1993, sales from the Astro Space unit more than offset anticipated revenue declines on the External Tank program, the completed Commercial Titan program and several other space launch programs.
The Group's 1994 results include the operations of the former Space Systems Division of General Dynamics Corporation, which was acquired by the Corporation on May 1, 1994.

   The Information Group, with 1994 sales of $1.5 billion, had a sales increase of $310 million, or 26%, from 1993. Sales in 1993
were $1.2 billion, or 207% higher than in 1992.   The sales
performance of the Group's Management & Data Systems and Automated Systems units was the principal reason for the increase in 1994. The 1993 increase reflects the inclusion of these former GE units.

   Services Group sales increased $22 million in 1994 and $378 million in 1993. The increase in 1993 is primarily attributable to sales from Martin Marietta Services, Inc., included in the Group's results since April 1993.

   Materials sales increased by 11% in both 1994 and 1993, mainly from sales of construction aggregates, which grew 14% in 1994 and
16% in 1993.   Aggregates' sales performance reflects increased
shipments and higher average sales prices, resulting from

                             13 of 15
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


improvements in construction markets and increased production capacity from acquisitions and new production facilities.

   Electronics Group operating profits increased 13% in 1994 and 119% in 1993. The Group's 1994 operating profits were adversely affected by a loss provision of $83 million to cover additional costs anticipated on Aero & Naval Systems' Pratt & Whitney jet engine thrust reverser program. The additional costs are associated with initial production start-up problems and certain redesign efforts. The Group's overall operating profit gains in 1994 reflect the performance of the Electronics & Missiles, Government Electronics Systems and Armament Systems units, which more than offset the impact of the charge taken on the Pratt & Whitney program. The gains in 1993 reflect principally the performance of Ocean, Radar & Sensor Systems, Government Electronic Systems and Defense Systems.

   Operating profits for the Space Group increased 33% in 1994 after decreasing 18% from 1993 to 1992. The Group's 1994 gains are attributable to increases in operating profits from all of the Group's business units. In 1993, lower Titan IV and External Tank program profits were partially offset by Astro Space earnings. During 1993, Martin Marietta's Space Group suffered the failure of three satellites and a Titan IV launch vehicle. The Space Group established a formal Mission Assurance program, which resulted in strengthened systems engineering, establishment of formal Mission Success offices within all of its operating units, expansion of its product integrity engineering system and increased employee training. The failures did not result in a material adverse impact on the Corporation's consolidated financial position or results of operations.

   Information Group operating profits increased 10% in 1994 and 505% in 1993. Earnings from Management & Data Systems and Automated Systems were the primary reasons for the gains in both years. Services Group operating profits rose $1 million in 1994 and $26 million in 1993.

   Materials operating profits increased 26% in 1994 excluding the effect of the minority interest position resulting from the initial public offering. Operating profits increased 32%



                             14 of 15
in 1993. The 1994 gain is attributable to increases at the aggregates and magnesia specialties units, while the 1993 gain is attributable principally to the aggregates operations.
Aggregates profits rose 14% in 1994 and 50% in 1993. These gains were due to improvements in construction markets and increased output from acquisitions and new production facilities.

   Other income and expenses, net (see Note N to the consolidated financial statements) increased $162 million in 1994 and $26 million in 1993. The increase in 1994 was principally due to the pre-tax gain of $118 million which resulted from the Materials initial public offering and the $50 million fee received from Grumman pursuant to the termination provisions of the March 6, 1994 Agreement and Plan of Merger. The increase in 1993 was principally attributable to higher royalty income earned in 1993 versus 1992.

   Interest expense on debt increased $5 million, or 5%, in 1994 and increased $52 million, or 90%, in 1993. The increase in 1993 was due to the $1.4-billion increase in long-term debt during the second quarter of 1993, when the Corporation issued $700 million in long-term debt and assumed $750 million of GE payment obligations in connection with the GE Transaction.

   The effective income tax rate for 1994 was 40.7%, compared with 37.9% in 1993 and 32.6% in 1992. The Corporation's effective income tax rates for both 1994 and 1993 are higher than the current corporate federal income tax rate of 35% due to differences between book and tax accounting arising from the amortization of goodwill and state income taxes.

   The impact of inflation has become less significant with lower inflation rates in recent years. When the Corporation incurs higher costs to replace productive facilities, increased depreciation generally is countered by increased productivity, increased selling prices and other offsetting factors.




                             15 of 15